November 12, 2018	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Dual Directional Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due October 29, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated October 25, 2018 (the “pricing supplement”), the Pricing Date is as set forth below:

Pricing Date: October 25, 2018

CUSIP: 48130UF34

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the pricing supplement describing the offering and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the links below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated October 25, 2018:

https://www.sec.gov/Archives/edgar/data/19617/000161577418011429/s113550_424b2.htm

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Amendment no. 1 to pricing supplement dated October 25, 2018 to product supplement no. 4-I dated April 5, 2018, underlying supplement no.1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018